CONSENT OF FRANK L. SASSETTI & CO.

We hereby consent to the reference in this registration statement of our report dated February 20, 2004 on the financial statements of Atlas Futures Fund, Limited Partnership for the three years ended December 31, 2003, and of our report dated March 6, 2004 on the financial statements of Ashley Capital Management, Inc. for the three years ended December 31, 2003 and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.

                                           Frank L. Sassetti & Co.


                                           /s/ Frank L. Sassetti & Co.


January 24, 2005
Oak Park, Illinois